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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

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                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  July 11, 2007

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                               Cirrus Logic, Inc.
             (Exact name of registrant as specified in its charter)

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        Delaware                        0-17795                  77-0024818
(State of other jurisdiction    (Commission File Number)       (IRS Employer
    of incorporation)                                        Identification No.)


    2901 Via Fortuna, Austin, Texas                       78746
(Address of principal executive offices)                (Zip code)


        Registrant's telephone number including area code: (512) 851-4000


                                 Not Applicable
           (Former name or former address if changed from last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.      Entry into a Material Definitive Agreement.

     On July 11, 2007, Cirrus Logic, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Apex Acquisition Company, an Arizona corporation and wholly owned subsidiary of the Company ("Merger Sub"), Apex Microtechnology Corporation, an Arizona corporation ("Apex"), James A. Unruh (as Representative), and certain Apex equityholders. The Merger Agreement provides for the acquisition of Apex by the Company pursuant to the merger of Merger Sub with and into Apex, with Apex being the surviving corporation (the "Merger"). Upon completion of the Merger, Apex will be a direct, wholly owned subsidiary of the Company.

     Subject to the terms of the Merger Agreement, including the closing conditions set forth therein, the Company will pay aggregate cash consideration of approximately $42 million to the Apex equityholders, subject to customary closing adjustments, including without limitation deduction for Apex's outstanding indebtedness, transaction expenses and certain severance obligations, and adjustments based upon Apex's net working capital immediately prior to the closing date.

     The Merger Agreement contains customary representations, warranties and covenants of each of the parties thereto, and is subject to a number of customary closing conditions. Both Apex and the Company have the right to terminate the Merger Agreement under certain circumstances, including if the Merger has not been completed by August 31, 2007.

     The Merger Agreement also provides that $6.3 million of the purchase price will be placed into an escrow account to indemnify the Company against losses resulting from breaches of Apex's representations, warranties, covenants and agreements, certain environmental matters, claims regarding dissenting shareholders and certain other matters. In addition, to the extent that the escrow fund is insufficient, Apex's equityholders have agreed to indemnify the Company for losses resulting from breaches of certain of Apex's representations and warranties, covenants and agreements, and certain environmental matters, subject to the limitations set forth in the Merger Agreement.

     A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The descriptions of the Merger Agreement included in this Current Report on Form 8-K are qualified in their entirety by the terms and conditions of the Merger Agreement.

Item 7.01.      Regulation FD Disclosure.

     On July 12, 2007, the Company issued a press release announcing that the Company had entered into the Merger Agreement. The press release is furnished as
Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

     In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 are deemed to be furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.     Description
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2.1             Agreement and Plan of Merger,  dated July 11, 2007, by and among
                Cirrus   Logic,   Inc.,   Apex   Acquisition    Company,    Apex
                Microtechnology  Corporation,  AMI Group, LLC, Midwest-Apex LLC,
                Debbie  Drysdale,  Gregory L.  Brenna,  David Cox,  Daniel Reid,
                James Thompson and James A. Unruh (as Representative).*

99.1 Press Release issued on July 12, 2007 announcing that the Company had entered into the Merger Agreement.**


* All exhibits and schedules have been omitted from the filed copy of the Merger Agreement, and the registrant will furnish supplementally a copy of such exhibits and schedules to the Commission upon request.

** In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be "filed" for purposes of the Exchange Act.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: July 12, 2007


                                    CIRRUS LOGIC, INC.

                                    By: /s/ Thurman K. Case
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                                        Thurman K. Case
                                        Vice President & Chief Financial Officer

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                                  EXHIBIT INDEX

Exhibit No.     Description
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2.1             Agreement and Plan of Merger,  dated July 11, 2007, by and among
                Cirrus   Logic,   Inc.,   Apex   Acquisition    Company,    Apex
                Microtechnology  Corporation,  AMI Group, LLC, Midwest-Apex LLC,
                Debbie  Drysdale,  Gregory L.  Brenna,  David Cox,  Daniel Reid,
                James Thompson and James A. Unruh (as Representative).*

99.1 Press Release issued on July 12, 2007 announcing that the Company had entered into the Merger Agreement.**


* All exhibits and schedules have been omitted from the filed copy of the Merger Agreement, and the registrant will furnish supplementally a copy of such exhibits and schedules to the Commission upon request.

** In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be "filed" for purposes of the Exchange Act.